EXHIBIT 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES ENTRY INTO ST. LOUIS MARKET
Dallas, Texas (January 10, 2006) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) announced today that it has reached agreement to acquire ownership in nine surgical centers in the greater St. Louis market from local physicians and SurgCenter Development, a national surgery center development company. Of the nine facilities, four have already been acquired and the other five are under letters of intent. The Company expects to complete the acquisition of one of these five facilities this month, with the four remaining facilities being acquired at mid-year.
     Commenting on the announcement, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We are very pleased to make our initial entry into the St. Louis market, especially given the caliber of the physician partners and healthcare professionals with whom we will be working. These nine facilities represent an excellent fit with USPI’s strategy and provide a solid base for further expansion in the St. Louis market.”
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 103 surgical facilities. Of the Company’s 100 domestic facilities, 66 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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